[GRAPHIC OMITTED]         MILACRON
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                 Manufacturing Technologies             NEWS RELEASE



CONTACT: AL BEAUPRE  (513) 487-5918

          MILACRON DISCLOSES DETAILS OF DISCUSSIONS WITH BONDHOLDERS
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             NEGOTIATIONS CONTINUING WITH POTENTIAL NEW INVESTORS

CINCINNATI, OHIO, March 11, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, today announced that it has been in discussions regarding debt restructuring solutions with a number of potential new lenders and investors, as well as an ad hoc committee of certain current holders of its 8-3/8% Senior Notes due March 15, 2004 (the "US Notes") and its 7-5/8% Eurobonds due April 15, 2005 (the "Eurobonds") and disclosed details of its proposal to the ad hoc bondholder committee.

Under Milacron's proposal, holders of US Notes and Eurobonds would have exchanged their US Notes and Eurobonds for $160 million in aggregate principal amount of 9% Senior Secured Notes due 2009 and 34.8 million shares of Milacron common stock with rights to receive further shares of Milacron common stock depending on the future trading price of that stock (the "Contingent Value Rights"). The Contingent Value Rights would have entitled the holders thereof to receive up to 21.5 million additional shares of Milacron common stock. Each of the 34.8 million Contingent Value Rights would have conferred on the holder thereof the right to receive from Milacron a number of shares of Milacron common stock on April 15, 2005 with a market value equal to the amount by which the actual share price of Milacron common stock on such date is less than $2.38. The number of shares issuable per Contingent Value Right would have been limited to a maximum of 0.62 shares of Milacron common stock, with no additional shares issued if the share price on April 15, 2005 was greater than $2.38. Milacron would have had the option to settle the Contingent Value Rights in either cash or shares of Milacron common stock. The proposal also would have provided for aggregate cash payments to bondholders of $25 million (reduced by principal payments that would have been made to holders that did not participate in the exchange for all outstanding US Notes and Eurobonds).

The ad hoc bondholder committee indicated that the bondholders would not accept Milacron's proposal. Nevertheless, the company noted that it was in discussions with representatives of the ad hoc bondholder committee and is continuing to negotiate with various potential new lenders and investors with respect to both its short- and long-term financing options.

On March 12, 2004, the company's accounts receivable liquidity facility, with $30 million currently utilized, is due to mature. On March 15, 2004, $115 million in principal amount of the US Notes and approximately $54 million of the company's indebtedness under its revolving credit facility are due to mature.


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As Milacron does not have sufficient cash to satisfy its March 15, 2004 debt maturities, it can make no assurances that it will reach an agreement with the ad hoc bondholder committee or enter into a transaction with any new lenders or investors to provide the necessary funds by that date. The company also has Euro 115 million in bonds that mature on April 15, 2005.

The full terms of Milacron's proposal to the ad hoc bondholder committee are being filed today with the Securities and Exchange Commission as part of a current report on Form 8-K.

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This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-
processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line:
800-909-MILA (800-909-6452).